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Pfizer Inc.

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April 22, 2022

Margaret M. Madden
235 East 42nd Street, New York, NY 10017

Re: Pfizer’s 2022 Annual Meeting of Shareholders – April 28, 2022

Dear Shareholder:

By now you should have received Pfizer’s Notice of 2022 Annual Meeting and Proxy Statement and 2021 Annual Report on Form 10-K. You can also view the Proxy Statement electronically at https://investors.pfizer.com/Investors/Financials/Annual-Reports/default.aspx

As noted in the letter “To Our Shareholders” from our Chairman and CEO, Dr. Albert Bourla, 2021 was a watershed year for Pfizer. A year in which we set all-time highs in all major areas of focus for our company.

•	We reached an estimated 1.4 billion patients with our medicines and vaccines.1 That’s roughly one out of every six people on Earth. Never before has Pfizer’s patient impact been so wide-reaching.
•	We initiated 13 pivotal clinical studies – the highest number ever for Pfizer.
•	We grew revenues to $81.3 billion (reflecting 92% operational growth) and Reported Diluted EPS to $3.85.[i]

During the year, we also continued to lead the battle against COVID-19. Throughout 2021, in collaboration with BioNTech, we brought our COVID-19 vaccine to more populations and further ramped up our manufacturing and distribution capabilities. As a result, the market share of our COMIRNATY® vaccine represented approximately 70% of all doses distributed across the U.S. and EU as of March 5, 2022.

We are writing to you today to ask for your support at the Annual Meeting on April 28, 2022, by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we wanted to highlight some points on the following shareholder proposals in an effort to correct some factually inaccurate and incomplete information published by a variety of sources.

1 Patient counts are estimates derived from multiple data sources.

Proposal #6: Report on Transfer of Intellectual Property to Potential COVID-19 Manufacturers:

This proposal requests that shareholders of Pfizer Inc. (“Pfizer”) ask the Board of Directors to commission a third-party report to shareholders, at reasonable expense and omitting confidential and proprietary information, analyzing the feasibility of promptly transferring intellectual property and technical knowledge (“know-how”) to facilitate the production of COVID-19 vaccine doses by additional qualified manufacturers located in low- and middle-income countries, as defined by the World Bank.

During our discussions with the proponent and other investors, we realized some confusion exists about the issues driving vaccine inequity in low- and middle-income countries and determined that further clarification would be useful. Contrary to the proponent’s premise that vaccine inequity in low- and middle-income countries is due to limited vaccine supply and limited sharing of intellectual property, vaccine supply is not the issue. The true barriers to equitable global vaccine distribution and access include logistical and healthcare delivery hurdles, gaps in cold chain capacity, insufficient workforce capacity, and vaccine hesitancy and complex customs procedures. Therefore, commissioning the report requested by the proponent on a misinformed thesis would not be beneficial to Pfizer or its shareholders.

As of April 17, 2022, globally we have delivered more than 3.3 billion doses of the Pfizer-BioNTech vaccine to 179 countries and territories in every region of the world, including:

•	55 countries or territories in Europe
•	44 countries in Africa
•	33 countries in the Americas
•	30 countries in Asia/Pacific
•	17 countries or territories in the Middle East

As of April 17, 2022, we have now delivered more than 1.3 billion doses to 110 low- and middle-income countries. This year, Pfizer has the expected capacity to produce approximately four billion COVID-19 vaccine doses.

Forecasters are estimating that across the industry, there is currently enough capacity to produce more than 20 billion COVID-19 vaccines in 2022.2 The global population is approximately 8 billion people.3 In addition, the World Health Organization recognizes the global vaccine surplus and has stated that supply is not the problem, it is an allocation problem.4 The African Centres for Disease Control (“Africa CDC”) has stated the primary challenge for vaccinating the continent is not supply shortages but logistics

2 New Data:  COVID-19 vaccine global production capacity projected to exceed 20 billion doses this year

3 US and World Population Clock

4 Vaccine equity (who.int)

challenges and vaccine hesitancy. Earlier this year, the Africa CDC asked that all COVID-19 vaccine donations be paused until the third or fourth quarter of this year to avoid the risks of expiration before people can be vaccinated.5

Vaccine manufacturing is a biological production that is extraordinarily complex under any circumstances. Our COVID-19 vaccine requires 280 components and relies upon 86 suppliers located in 19 different countries. Given the complexity of COVID-19 vaccine development, Pfizer selects partners using a rigorous process based on several factors, including quality, compliance safety track record, technical capability, capacity availability, highly trained workforce, project management abilities and prior working relationships. Pfizer and BioNTech have nine operational facilities supporting the Comirnaty global supply chain, and more than 20 contract manufacturers across four continents that are currently or will be helping to manufacture the vaccine to further accelerate access around the world. Expanding manufacturing to organizations without the necessary skills, experience, or expertise to reliably source and manufacture vaccines would put patients at risk and pressure on resources. More importantly, sharing our intellectual property with additional COVID-19 manufacturers would not resolve the issue of vaccine inequity. We continue to work diligently with governments and global health partners to further accelerate access to our COVID-19 vaccine across the world.

These additional points, coupled with the points provided in the Board’s opposing statement, further support the Board’s recommendation to vote AGAINST shareholder proposal #6.

Shareholder Proposal #7: Report on Board Oversight of Risks Related to Anticompetitive Practices:

This proposal requests that shareholders of Pfizer ask the Board of Directors to report to shareholders on how it oversees risks related to anticompetitive practices, including whether the full board or board committee has oversight responsibility, whether and how consideration of such risks is incorporated into board deliberations regarding strategy, and the board’s role in Pfizer’s public policy activities related to such risks. The report should be prepared at reasonable expense and should omit confidential or proprietary information, as well as information about existing litigation and claims of which Pfizer has notice.

We explain in the 2022 Proxy Statement how the Board and its Committees oversee significant enterprise risks, including, but not limited to, risks associated with our strategic plan, capital structure, research and development activities, drug pricing and access among other things. The Board is regularly informed of its Committees’ risk oversight and other activities through reports presented by the Committee Chairs to the full Board. Periodically, the Regulatory and Compliance Committee and the Audit

5 Africa CDC to ask world to pause Covid-19 vaccine donations - POLITICO

Committee hold joint sessions to discuss risks relevant to both Committees’ areas of risk oversight, including an annual discussion of the Company’s Enterprise Risk Management program. The Board also receives regular updates from Pfizer’s General Counsel concerning legal matters, including significant litigation risks. Further, the Board is also informed of any antitrust issues identified when evaluating potential business development transactions.

The purported “controversies” mentioned in the shareholder proponent’s supporting statement consist of unproven allegations. Pfizer has admitted to no wrongdoing in any of these actions and denies liability, and the alleged conduct generally does not focus on recent activities of the Company. For instance, Pfizer explicitly denied liability in its settlement of the referenced EpiPen action, which involves allegations regarding activities that occurred a decade ago.

Other sources report that in the United Kingdom, Pfizer, along with Flynn Pharma was accused by the Competitive and Markets Authority of illegally overcharging National Health Services for viral anti-epilepsy drugs by abusing their dominance in the market to raise prices. Pfizer won this case in court in 2018 and although the Competitive and Markets Authority continues to review the matter, it is uncertain whether or not it will issue a formal judgement.

Further, the proponent’s statement that we have “current litigation with Teva Pharmaceutical” is factually incorrect and evidences a disregard for the facts, as Pfizer is not engaged in any competition litigation filed by Teva.

These additional clarifications, coupled with the points already provided in the Board’s opposing statement, provide further support for the Board’s recommendation to vote AGAINST shareholder proposal #7.

Summary

Pfizer has been and continues to be recognized for our robust shareholder outreach and strong corporate governance practices. The Board has consistently afforded shareholders numerous ways to contact its members, has been responsive to their suggestions and has implemented their recommendations when appropriate.

We invite you to read the 2022 Proxy Statement for more information regarding the Company’s proposals and the reasons our Board is recommending a vote “FOR” the election of all director nominees, FOR” the ratification of the selection of the independent registered public accounting firm, “FOR” the advisory vote on executive compensation, and “AGAINST” each of the shareholder proposals.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations. If you have any questions, please feel free to contact me at corpgovengagements@pfizer.com.

Sincerely,

Margaret M. Madden
Senior Vice President and Corporate Secretary, Chief Governance Counsel

Pfizer Inc. – Legal Division

i Operational revenue growth excludes the favorable impact of foreign exchange. For additional information on the company’s operational revenue performance, see the “Analysis of the Consolidated Statements of Income” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 2021 Annual Report on Form 10-K.